Exhibit 99.1

July l6, 2010

Daniel Ash
Laguna Niguel, CA

Norman Collins
Chairman of the Board CelLynx Group, Inc.
25916 Acero, Suite 370
Mission Viejo, CA 92691

Norm,

I was the original founder or CelLynx and the inventor of the 5BARz product, I had invested a great deal of time and effort into the product. As a result, I and am very proud of the product and the favorable reviews received from both professional reviewers and the customers who have purchased the product.

However, it is with great regret that I tender my resignation as an officer and director effective immediately based on the actions of the board meeting yesterday. I can no longer participate as an employee of the Company or the Board. Certain board member decisions and actions that have occurred over the past several months have breached fiduciary responsibility and have total disregard for the best interest of the shareholders, company, suppliers and creditors.

I expect to receive all wages owed to me though today, as well as all accrued and unused vacation time as required by law. This payroll data is on record with Pichard & Green,

During yesterday's board. meeting, a board member was introduced to me and another board member for the first time. We were informed that a vote was required immediately to determine if he should be added to the board as director. We requested time to interview the candidate and research his background to ensure that he is a qualified, ethical., and would serve the Company's and shareholders best interests. This request was denied and he was voted by you, Dwayne Yaretz, and Don Wright to the position of board member over the two votes from Tareq Risheq and I as opposed. Immediately following, Don Wright resigned as the Chairman of the hoard.

During, the meeting, Don Wright mentioned that the board member was a friend of Dwayne Yaretz who introduced him to he and Nom, With the addition of the new board member, the board now has three seals with the best interest of Dollardex in mind and two seats with the best interest of CelLynx. As you well know, all of the CelLynx Board of directors should have the best interest of CelLynx and its shareholders. You, Dwayne Yaretz and the new board member, Malcolm all hold seats on the hoard for Dollardex.

It is apparent that this arrangement occurred during yesterday's board meeting in order extend the Dollardex Distribution Agreement and have the board voting power to do so. The agenda of yesterday's board meeting was to place the Dollardex Agreement in default if funding was not received in accordance with the agreement. The new board voted on behalf ofD ollardex and also notified me that the Dollardex agreement was revised to included distribution rights for "the world". CelLynx currently has distribution rights for the United States and Canada. I was informed during the board meeting, yesterday, that funding would only be provided by Dollardex if the new agreement was signed with world distribution rights.

Last, I was informed that I would be relinquished of my position of Chief Executive Officer and appointed to the new role of Chief Operating Officer. I would like to remind you and the board that the December 9, 2009 Board Meeting minutes state that there could be no change in officers until a 7 person board was in place. The action to "relinquish" me of the role of Chief Executive Officer is in breach of a prior board decision.

I am formally requesting as a board member that it is noted in the required 8K that I am opposed to all approved motions made during the July 15, 2010 board meeting.

I am very disappointed and sorrowed in what has become of the Company that I worked so hard to develop and reach the goal of product production and launch to market.

This is an official notice that I do not agree with the questionable actions of the Board that have taken place and do not wish to participate any longer as an employee of CelLynx with a board that holds a dangerously high degree of conflict of interest to the Company and its shareholders.

Regards,

/s/ Daniel Ash
Daniel Ash